EXHIBIT 99.1

AMERICAN COMMUNICATIONS SERVICES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)
YEAR ENDED - DECEMBER 31, 1997
($'S IN THOUSANDS)


                                                  Networks Placed         Networks Placed       Networks Placed
                                                    in Service              in Service            in Service
                                                 Prior to 12/31/95          During 1996           During 1997             Total
                                                 -----------------     ------------------     ------------------     -------------
Property, Plant & Equipment                      $      104,496          $       80,519        $       77,134        $    262,149

Revenues                                         $       30,915          $       11,991        $        5,908        $     48,814

EBITDA                                           $      (24,075)         $       (9,430)       $       (8,978)       $    (42,483)

EBIT                                             $      (31,284)         $      (14,641)       $      (12,790)       $    (58,715)

Network Statistics (cumulative)
-------------------------------
    Access Lines Sold                                    18,070                   7,774                17,737              43,581
    Fiber Miles                                          29,898                  39,618                23,012              92,528
    Route Miles                                             497                     379                   185               1,061
    Buildings Connected                                     821                     597                   186               1,604
    Voice Grade Equivalents                             524,703                 344,387               183,608           1,052,698
